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                                 EXHIBIT 10.5.1

                           ADVANCE ROYALTY AGREEMENT

    THIS ROYALTY ADVANCE AGREEMENT (the "Agreement") is made this 9th day of January, 1997, by and between Boehringer Mannheim GmbH ("BM"), a German corporation, having a principal place of business at Sandhofer Strasse 116, D-6800 Mannheim 31, Federal Republic of Germany, and IGEN International Incorporated ("IGEN"), a Delaware corporation, having a principal place of business at 16020 Industrial Drive, Gaithersburg, Maryland 20877, with reference to the following facts:

    A. IGEN and BM are parties to a License and Technology Development Agreement dated as of September 23, 1992 (the "License Agreement"), pursuant to which, among other things, IGEN granted to BM certain licenses to make, use and sell certain instruments and assays based upon the ECL Technology, as such term is defined in the License Agreement.

    B. IGEN and BM now desire to enter into an agreement whereby BM will advance to IGEN royalties that will become due under the License Agreement. THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, IGEN and BM do hereby agree as follows:

                                 1. DEFINITIONS

    As used herein, capitalized terms shall have the respective meanings set forth below. All capitalized terms used herein and not defined in this
Section 1 shall have the meaning given them in the License Agreement.

    1.1 "Advance Royalty Account" means an account on IGEN's books that reflects the amount, as it may increase as a result of interest accrual and decrease as a result of Royalties earned by IGEN, to be credited to BM pursuant to Section 2 hereof.

    1.2 "Collateral" means IGEN's rights under the License Agreement to receive Royalties from BM, all IGEN accounts receivable from BM with respect to Royalties earned under the License Agreement, the monies due and to become due under the License Agreement, and in all proceeds of such accounts.

    1.3 "Default" means the occurrence of any one or more of the following events (including the passage of time, if any, specified therefor):
           (i) IGEN shall become insolvent, fail to pay its debts generally as they become due, voluntarily seek, consent to, or acquiesce in the benefit or benefits of any IGEN Relief Law, or become a party to ( or be made the subject of) any proceeding provided for by any IGEN Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the rights of BM hereunder (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within 60 days of the filing of same); (ii) the failure to have discharged within a period of 30 days after the commencement thereof any attachment, sequestration, or similar proceeding against any of the assets of IGEN; (iii) IGEN fails to pay any money judgment against it at least ten days prior to the date on which any of the assets of IGEN may be lawfully sold to satisfy such judgment; or (iv) the acceleration by the holder thereof of the maturity of any indebtedness owned by IGEN.

    1.4 "Debtor Relief Law" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, Bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar IGEN relief laws from time to time in effect affecting the rights of creditors generally.

    1.5    "Interest Rate" means the sum of (i) [          ] as reported in the
           Wall Street Journal, Midwest Edition, on the morning of January 13,
           1997; plus (ii) [          ].

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    1.6    "Royalties" means the royalty payments due IGEN from BM pursuant to
           Section 6.2 and 6.3 of the License Agreement.

    1.7 "Sales Report" means the quarterly accounting of Net Sales of Products by BM and its Affiliate Sublicensees provided by IGEN by BM pursuant to Section 7.1 of the License Agreement.

    1.8 "Security Interest" means the security interest granted and the pledge and assignment made under Section 3.

                               2. ADVANCE ROYALTY

    2.1 ADVANCE ROYALTY. BM hereby agrees to pay to IGEN, on or before January 13, 1997, the sum of Six Million United States Dollars ($6,000,000). Such sum shall be paid by wire transfer of immediately available funds to:

           Bank: [         ]

           Account Number: [          ]

           Account Name:

           ABA Number: [          ]

           Reference: "For further credit to IGEN, Inc."

IGEN agrees to immediately reflect such sum as a credit to BM in the Advance Royalty Account.

    2.2 INTEREST. The sum in the Advance Royalty Account shall accrue interest at the Interest Rate, compounded annually. Such interest shall be treated as a further credit to BM.

    2.3 CURRENT BALANCE OF ACCOUNT. Within fifteen (15) days after receiving BM's quarterly Sales Report, IGEN shall advise BM in writing of the balance of the Advance Royalty Account as of the end of such quarter.

    2.4 PAYMENT OF ROYALTIES. BM's payment to IGEN and the establishment of the Advance Royalty Account in accordance with Section 2.1 hereof constitute a pre-payment of Royalties which otherwise would have become due and payable to IGEN from BM pursuant to Section 6.2 and
           6.3 of the License Agreement. So long as there is a balance of greater than zero in the Advance Royalty Account, all such Royalties reflected in each Sales Report delivered by BM to IGEN shall automatically be deducted from and reduce the balance of the Advance Royalty Account as of the sixtieth day following the end of the quarter which was the subject of the Sales Report. In the event that the amount of Royalties due from BM to IGEN as reflected in a Sales Report exceeds the balance of the Advance Royalty Account, BM shall remit to IGEN with such Sales Report a payment reflecting the difference between the balance of the Advance Royalty Account as of the due date for such Sales Report and the amount of Royalties due as reflected in such Sales Report.

                              3. SECURITY INTEREST

    3.1 GRANT OF SECURITY INTEREST. As security for IGEN's obligation to credit BM for Royalties due, IGEN here grants to BM a security interest in the Collateral.

    3.2 COVENANT OF IGEN. So long as the balance of the Advance Royalty Account is greater than zero, IGEN agrees that:

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           (a)   it will not, without the prior written consent of BM, pledge or grant any security interest in the Collateral to anyone except BM, or permit any lien or encumbrance to attach to the Collateral, or any levy to be made on the Collateral, or any financing statement(except BM's statement) to be on file with respect to the Collateral;

           (b) it will not relocate IGEN's principal place of business, chief executive office, or place where IGEN's books and records related to accounts are kept, unless prior thereto IGEN
                 (i) gives BM 30 days prior written notice of such proposed relocation (such notice to include, without limitation, the name of the county or parish and state into which such relocation is to be made) and (ii) (unless the relocation is to a jurisdiction in which existing financing statements or other required filings have previously been made to perfect the Security Interest in such Collateral) executes and delivers all such additional acts as BM in its sole discretion may request in order to continue or maintain the existence and priority of the Security Interest in such Collateral.

           (c) it will, from time to time, promptly execute and deliver to BM all such other assignments, certificates, supplemental documents, and financing statements, and do all other acts or things as BM may reasonably request in order to more fully create, evidence, perfect, continue, and preserve the priority of the Security Interest.

    3.3 REMEDIES. Should a Default occur and be continuing, BM may, at its election, exercise any and all rights and remedies available to a BM under the Uniform Commercial Code, in addition to any and all other rights available to BM at law, in equity, or otherwise, including, without limitation, (a) reduce any claim to judgment; (b) exercise the rights of offset against the interest of IGEN in and all amounts due IGEN from BM to the extent of the full amount of the Advance Royalty Account; (c) foreclose the Security Interest and any other Liens BM may have or otherwise realize upon any and all of the rights BM may have in and to the Collateral, or any part thereof; or (d) applying by appropriate judicial proceedings for appointment of a receiver for all or part of the Collateral (and IGEN hereby consents to any such appointment).

                                4. MISCELLANEOUS

    4.1 TERM. At such time as the balance of the Advance Royalty Account is reduced to zero, this agreement shall thereafter terminate upon receipt by BM of IGEN's written notice of such termination.

    4.2 ACTIONS NOT RELEASES. The Security Interest and IGEN's obligations and BM's rights hereunder shall not be released, diminished, impaired, or adversely affected by the occurrence of any one or more of the following events: (i) the taking or accepting of any other security or assurance for any or all of IGEN's obligation under the License Agreement or hereunder; (ii) any release, surrender, exchange, subordination, or loss of any security or assurance at any time existing in connection with any or all of IGEN's obligations under the License Agreement or hereunder; (iii) the insolvency, bankruptcy, or lack of corporate or trust power of any party at any time liable for the performance of any or all of IGEN's obligations under the License Agreement or hereunder, whether now existing or hereafter occurring; (iv) any neglect, delay, omission, failure, or refusal of BM to take or prosecute any action in connection with any other agreement, document, guaranty, or instrument evidencing, securing, or assuring the performance of all or any of IGEN's obligations under the License Agreement or hereunder; (v) any failure of BM to notify IGEN of any renewal, extension, or assignment of IGEN's obligations under the License Agreement or Hereunder or any part thereof, or the release of any security, or of any other action taken or refrained from being taken by BM against IGEN or any new agreement between BM and IGEN; (vi) the illegality, invalidity, or unenforceability of all or any part of IGEN's obligations under the License Agreement or hereunder against any party obligated with respect thereto by reason of the fact that the act of creating IGEN's obligations under the License Agreement or hereunder, or any

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           part thereof, is ultra vires, or the officers creating same acted in excess of their authority, or for any other reason; or (vii) if any payment by any party obligated with respect thereto is held to constitute a preference under applicable laws or for any other reason BM is required to refund such payment or pay the amount thereof to someone else.

    4.3 Captions: Arrangements. The headings, captions, and arrangements used herein are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms hereof nor affect the meaning thereof. Whenever herein the singular number is used, the same shall include the plural where appropriate, and vice versa; and words of any gender herein shall include each other gender where appropriate. The words "herein," "hereof," and "hereunder," and other words of similar import refer to this agreement as a whole and not to any particular part or subdivision hereof.

    4.4 NOTICES. Any notice or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given to be effective on the date of delivery if delivered in person or by facsimile or five days after mailing by registered or certified mail, postage paid, to the other party at the address specified for notice to such party in the License Agreement.

    4.5 GOVERNING LAW. This agreement is being executed and delivered, and is intended to be performed, in the state of Maryland, and the laws of such state and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement, and interpretation hereof.

    4.6 INVALID PROVISIONS. If any provision hereof is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this agreement shall be constructed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provision hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

    4.7 ENTIRETY AND AMENDMENTS. This instrument and the License Agreement embody the entire agreement between the parties, supersede all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by an authorized officer of each party hereto and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

    4.8 MULTIPLE COUNTERPARTS. This agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but in making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart.

    4.9 PARTIES BOUND; ASSIGNMENT. This agreement shall be binding on IGEN and IGEN's successors, and assigns and shall inure to the benefit of BM and BM's successors and assigns. Neither party may, without the prior written consent of the other, assign any of its rights, duties or obligations hereunder, and any such attempted assignment shall be void.

                          (next page is signature page)

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IN WITNESS WHERE OF, the parties have executed this Agreement to be effective as of the date first written above.

BOEHRINGER MANNHEIM GMBH                  IGEN INTERNATIONAL INCORPORATED

ppa.
/ /

/ /
/s/ Walter Funk                           /s/ George Migausky
-------------------------------           -------------------------------
Title:  Senior Vice President             Title:  Chief Financial Officer
        Accounting and Finance

ppa.

/s/ Klaus Gilow
-------------------------------
Title:  Senior Vice President Legal

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